Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 29, 2019, relating to the consolidated financial statements of TriLinc Global Impact Fund, LLC, which report appears in the Annual Report on Form 10-K of TriLinc Global Impact Fund, LLC, for the year ended December 31, 2018, which is incorporated by reference in Pre-Effective Amendment No. 1 to Post-Effective Amendment No.2 on Form S-1 to the Registration Statement on Form S-3, No. 333-217075, of TriLinc Global Impact Fund, LLC and related Prospectus for the registration of  $75,000,000 in limited liability company interest units.

/s/ Moss Adams LLP

San Francisco, California

March 29, 2019

********